Exhibit 99.1

Contact: Stewart E. McClure, Jr.
President & CEO

908.630.5000

William S. Burns

Chief Financial Officer

908.630.5018

SOMERSET HILLS BANCORP REPORTS

2010 FIRST QUARTER EARNINGS

DECLARES $0.05 CASH DIVIDEND PER SHARE AND 5% STOCK DIVIDEND

BERNARDSVILLE, N.J., April 28, 2010 (GLOBE NEWSWIRE) -- Somerset Hills Bancorp (Nasdaq:SOMH) (the “Company”) parent company of Somerset Hills Bank (the “Bank”) reported net income available to common stockholders of $410,000, or $0.08 per diluted share, for the quarter ended March 31, 2010 versus net income available to common stockholders of $526,000, or $0.10 per diluted share, for the first quarter of 2009.

Net income available to common stockholders for the current quarter was lower than last year’s first quarter primarily as a result of a nonrecurring item in 2009. Included in last year’s first quarter earnings was an after-tax benefit of $458,000 from bank-owned life insurance, net of an associated retirement plan charge. Also impacting the 2009 first quarter was $93,000 in dividends and accretion on $7.4 million of preferred stock and warrants issued to the U.S. Treasury under the Capital Purchase program on January 16, 2009. The preferred stock and warrants were repurchased during the second quarter of 2009 and had no impact on the first quarter 2010. In addition, the current quarter earnings were aided by a provision for loan losses that was lower by $375,000 ($225,000 on an after-tax basis) versus last year’s first quarter.

Stewart E. McClure, Jr., President and CEO stated, “We are very pleased with our quarterly results, which reflect continued sound asset quality metrics. Our nonperforming asset ratio at quarter-end was just 0.12%, while our loans past due 30 to 89 days, measured as a percent of total loans, was only 0.09%. There were no charge-offs during the quarter and our provision for loan losses decreased to $75,000, the lowest level in two years. As of March 31, 2010, our allowance represented 1.53% of total loans and 852% of nonaccrual loans.” Mr. McClure continued, “Credit demand has been relatively weak as borrowers appear to be more interested in de-leveraging than taking on new debt, but our loan origination activity did gain some momentum towards the end of the quarter. We remain highly liquid, which has recently put some pressure on our net interest margin. However, considering the relatively low returns currently available in the capital markets, we believe it is prudent to strike a balance between current period earnings and positioning the Bank to benefit from increased loan demand and higher interest rates likely to occur as the economy recovers.”

Net interest income, on a fully taxable equivalent basis, for the 2010 first quarter totaled $2.726 million, an increase of $86,000, or 3.3%, from $2.640 million earned in the year ago quarter. The increase in net interest income was due to higher average interest-earning assets, which increased by 1.8% to $289.1 million in the first quarter of 2010 from $283.9 million in the first quarter of 2009, coupled with a 5 basis-point widening of the net interest margin to 3.82% in the current quarter from 3.77% in the prior year quarter. Our cost of interest-bearing liabilities declined by 49 basis points reflecting strong growth in core deposits, which represented 83% of total deposits at quarter-end, while the rate earned on interest-earning assets declined by only 31 basis points, despite a significant increase in the level of low-earning overnight investments. Management currently projects a widening of the net interest margin for the remainder of 2010 as higher cost time deposits continue to reprice and the Bank’s excess liquidity is deployed in higher earning assets.

Non-interest income decreased by $649,000 to $422,000 in the first quarter of 2010 from $1.071 million in the first quarter a year ago, largely due to $568,000 in proceeds received in 2009 on a bank-owned life insurance policy, as well as a $98,000 decrease in gains on sales of loans at the Bank’s residential mortgage lending subsidiary, Sullivan Financial Services, Inc. Mortgage revenue was down due to lower re-financing activity versus a year ago. Service fees on deposit accounts increased by 11.3% to $79,000 in the first quarter of 2010 from the prior year quarter.

Non-interest expenses were $2.450 million in the first quarter of 2010 versus $2.666 million in the first quarter of 2009. The 2009 period included a nonrecurring $183,000 charge to settle a retirement plan liability. Excluding the 2009 retirement plan liability charge, noninterest expenses declined by $33,000, despite a $52,000 increase in FDIC insurance assessments. Non-interest expenses, other than the 2009 nonrecurring charge and FDIC assessments, declined by 3.5% in the current quarter from one year ago, reflecting continued expense control. This has been and will continue to be an area of management focus.

The Company recorded a provision for income taxes of $155 thousand in the first quarter 2010 versus a tax benefit of $81,000 in the first quarter 2009. The tax benefit recorded in 2009 was due to a large proportion of non-taxable income including a nonrecurring $568 thousand death benefit payment on bank owned life insurance.

For the first quarter of 2010, the provision for loan losses was $75,000 and there were no net-charge offs, while for the first quarter of 2009, the provision for loan losses was $450,000 and net-charge-offs were $646,000. The allowance for loan losses at March 31, 2010 was $3.186 million, representing 1.53% of total loans. At March 31, 2009 the allowance was $2.623 million, representing 1.27% of total loans. Non-accrual loans at March 31, 2010 totaled $374,000, representing 0.18% of total loans, up from $127,000, or 0.06% of total loans one year ago. The non-performing asset ratio, which is defined as nonaccrual loans and OREO as a percentage of total assets, was 0.12% at March 31, 2010 and 0.04% at March 31, 2009. The Company had no OREO at both March 31, 2010 and 2009 and one troubled debt restructured loan (“TDR”) totaling $393,000 at March 31, 2010. As of March 31, 2010, the Company had $182,000 in loans delinquent 30 to 89 days, representing 0.09% of total loans, versus $171,000, or 0.08% of total loans, at March 31, 2009.

As of March 31, 2010, the Company’s tangible common equity ratio and tangible book value per share were 12.33% and $7.42, respectively. As of March 31, 2009, the Company’s tangible common equity ratio and tangible book value per share were 12.06% and $7.37, respectively.

The Board of Directors has declared a quarterly cash dividend of $0.05 per share and a 5% stock dividend, each payable May 28, 2010 to shareholders of record as of May 17, 2010.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SOMERSET HILLS BANCORP
Selected Consolidated Financial Data
(Unaudited)

	Quarter Ended March 31
($ in thousands, except per share data)	2010	2009

Income Statement Data:
Net interest income	$2,668	$2,583
Provision for loan losses	75	450
Net interest income after prov. for loan losses	2,593	2,133
Non-interest income	422	1,071
Non-interest expense	2,450	2,666
Income before income taxes	565	538
Income tax expense (benefit)	155	(81)
Net income	$410	$619
Diluted earnings per share	$0.08	$0.10

Balance Sheet Data:
At period end-
Total assets	$312,752	$316,418
Loans, net	205,670	204,721
Loans held for sale	2,148	2,453
Allowance for loan losses	3,186	2,623
Investment securities held to maturity	12,262	12,292
Investment securities held for sale	31,506	33,173
Deposits	261,427	258,181
Borrowings	11,000	11,000
Shareholders' equity	38,547	45,382
Book value per share	$7.42	$7.37
Tangible common equity ratio	12.33%	12.06%
Average for the period-
Interest-earning assets	289,133	283,861
Total assets	308,374	304,032
Shareholders' equity	38,830	43,717

Performance Ratios:
Return on average assets	0.54%	0.83%
Return on average equity	4.28%	5.74%
Net interest margin (FTE)	3.82%	3.77%
Efficiency ratio	79.3%	73.0%

Asset Quality:
Net charge-offs	$-	$646
At period end-
Nonaccrual loans	374	127
OREO property	-	-
Total nonperforming assets	374	127
Troubled debt restructured loans	393	-
Nonaccrual loans to total loans	0.18%	0.06%
Nonperforming assets to total assets	0.12%	0.04%
Allowance for loan losses to total loans	1.53%	1.27%
Allowance as a % of nonperforming loans	852	2,065

SOMERSET HILLS BANCORP
Statement of Operations
(in thousands, except per share data)

	Three months ended	Three months ended
	March 31, 2010	March 31, 2009
	(unaudited)	(unaudited)
INTEREST INCOME

Loans, including fees	$2,805	$2,888
Federal funds sold	-	2
Investment securities	476	563
Interest bearing deposits with other banks	28	11
Total interest income	3,309	3,464

INTEREST EXPENSE
Deposits	550	790
Federal Home Loan Bank advances	91	91
Total interest expense	641	881

Net Interest Income	2,668	2,583

PROVISION FOR LOAN LOSSES	75	450

Net interest income after provision for loan losses	2,593	2,133

NON-INTEREST INCOME
Service fees on deposit accounts	79	71
Gains on sales of mortgage loans, net	187	285
Bank owned life insurance	75	645
Other income	81	70
Total Non-Interest Income	422	1,071

NON-INTEREST EXPENSE
Salaries and employee benefits	1,366	1,480
Occupancy expense	435	508
Advertising & business promotions	43	41
Printing stationery and supplies	40	65
Data processing	127	120
FDIC insurance	110	58
Other operating expense	329	394
Total Non-Interest Expense	2,450	2,666

Income before provision for taxes	565	538

PROVISION (BENEFIT) FOR INCOME TAXES	155	(81)

Net income	$410	$619

Dividends on preferred stock and accretion	-	93

Net income available to common stockholders	$410	$526

Diluted earnings per common share	$0.08	$0.10

SOMERSET HILLS BANCORP
Balance Sheets
(Dollars in thousands)

	March 31, 2010	December 31, 2009
	(unaudited)	(unaudited)
ASSETS

Cash and due from banks	$5,211	$4,911
Interest bearing deposits at other banks	37,528	$51,381
Total cash and cash equivalents	42,739	56,292

Loans held for sale,net	2,148	5,360
Investment securities held to maturity (Approximate maket value
of $12,067 in 2010 and $11,983 in 2009)	12,262	12,262
Investments available for sale	31,506	34,215

Loans receivable	208,856	206,768
Less allowance for loan losses	(3,186)	(3,111)

Net loans receivable	205,670	203,657

Premises and equipment,net	5,496	5,592
Bank owned life insurance	7,830	7,756
Accrued interest receivable	1,085	1,127
Prepaid expenses	1,407	1,440
Other assets	2,609	2,409

Total assets	$312,752	$330,110

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits:
Non-interest bearing deposits-demand	$58,657	$59,288
Interest bearing deposits
Now,M/M and savings	157,235	169,510
Certificates of deposit,under $100,000	23,425	26,041
Certificates of deposit, $100,000 and over	22,110	24,286

Total deposits	261,427	279,125

Federal Home Loan Bank advances	11,000	11,000
Other liabilities	1,778	1,785

Total liabilities	274,205	291,910

STOCKHOLDERS' EQUITY
Preferred stock- 1,000,000 Shares authorized, none issued	-	-
Common stock- authorized 9,000,000 shares
of no par value;issued and outstanding, 5,197,196
shares in 2010 and 5,179,773 shares in 2009	37,449	37,334
Retained earnings	331	182
Accumulated other comprehensive income	767	684

Total stockholders' equity	38,547	38,200

Total liabilities and stockholders' equity	$312,752	$330,110